Exhibit 10.10

SCHNEIDER NATIONAL, INC.

SENIOR MANAGEMENT INCENTIVE PLAN

SECTION 1. Purpose. The purposes of the Schneider National, Inc. Senior Management Incentive Plan (the “Plan”) are to retain and motivate the officers and other employees of Schneider National, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable after the Transition Period to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Annual Base Salary” means, for any Participant, an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

“Award” means an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed cash amount or pursuant to a formula that is consistent with the provisions of the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which for Awards payable after the Transition Period is intended to be comprised of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” means Schneider National, Inc., a Wisconsin corporation, and any successor thereto.

“Participant” means an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” means any period for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” means the Schneider National, Inc. Senior Management Incentive Plan as set forth herein, as it may be amended from time to time.

“Transition Period” means the maximum transition period available to the Company under U.S. Treasury regulation Section 1.162-27(f), during which payments under the Plan are exempt from the limitations of Section 162(m) of the Code.

SECTION 3. Administration. (a) General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

(b) Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities, in addition to those described in Section 3(a): (i) to designate within the Applicable Period the Participants for a Performance Period; (ii) to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award; (iii) to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied; (iv) subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and (v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

(c) Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Awards for such person, and (iii) certify the achievement of such performance goals.

(d) Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall be based exclusively on one or more of the following objective measured based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing: (i) share price; (ii) net income or earnings or loss before or after taxes (including earnings before interest, taxes, depreciation and/or amortization), including cumulative compound net income growth rate; (iii) operating income or earnings, (iv) earnings per share (including specified types or categories thereof); (v) cash flow (including specified types or categories thereof); (vi) revenues (including specified types or categories thereof); (vii) return on invested capital, return on equity or other return measures (including specified types or categories thereof); (viii) appreciation in or maintenance of the price of the Shares or any other publicly-traded securities of the Company, or other shareholder return measures (including specified types or categories thereof); (ix) return on sale, sales or product volume; (x) working capital; (xi) gross, operating or net profitability or profit margins (including profitability of an identifiable business unit or product); (xii) objective measures of productivity or operating efficiency; (xiii) costs or reduction in costs (including specified types or categories thereof); (xiv) expenses (including specified types or categories thereof); (xv) product unit and pricing targets; (xvi) premiums written and sales of particular products; (xvii) combined ratio; (xviii) operating ratio; (xix) leverage ratio; (xx) credit rating; (xxi) borrowing levels; (xxii) market share (in the aggregate or by segment); (xxiii) level or amount of acquisitions; (xxiv) economic value; (xxv) enterprise value; (xxvi) book, economic book or intrinsic book value (including book value per share); (AA) improvements in capital structure; (BB) underwriting income or profit; (CC) underwriting return on capital; (DD) underwriting return on equity; (EE) customer satisfaction survey results; (FF) implementation or completion of critical projects; (GG) safety and accident rates; (HH) days sales outstanding; and (II) contribution margins. Any Performance goals that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. With respect to Awards granted to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, performance goals may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein, that the Committee in its discretion shall determine. Performance goals may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of the applicable Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective manner the method of calculating the performance goals it selects to use for such Performance Period.

(e) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of an Applicable Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause an Award granted to any Participant for the applicable Performance Period to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code), in its discretion, to adjust or modify the calculation of a performance goal for such Performance Period to the extent permitted under Section 162(m) of the Code: (A) in the event of, or in anticipation of, any unusual, infrequently occurring or extraordinary corporate item, transaction, event or development affecting the Company, or any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal), or the financial statements of the Company or any of its affiliates, subsidiaries, divisions or operating units (to the extent applicable to such performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

SECTION 4. Terms of Awards. (a) Performance Goals and Targets. At the time one or more performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of the Participant’s Annual Base Salary. The Committee reserves the discretion to reduce or eliminate the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Article IV, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant’s employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall not establish any such terms that would cause an Award payable upon the achievement of the performance goals and after the Transition Period not to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the “qualified performance-based compensation.”

(b) Payments. At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code; and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

(c) Maximum Awards. No Participant shall receive a payment under the Plan in a given calendar year, with respect to any Performance Period(s) ending in such calendar year, having a value in excess of $5,000,000.

SECTION 5. General. (a) Effective Date. The Plan shall become effective as of the date the Plan is approved by the Board.

(b) Amendments and Termination. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code; provided, however, that no amendment may materially impair the rights of a Participant with respect to an outstanding Performance Period. The Board may terminate the Plan at any time.

(c) Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(d) Tax Withholding. The Company shall have the right to withhold from the payment of any award hereunder or require, prior to the payment of any award hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. Unless otherwise provided by the Company, tax withholding shall be at the applicable minimum statutory rate.

(e) No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

(f) Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed in accordance therewith without giving effect to principles of conflicts of laws.

(g) Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(h) Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5(b).

(i) Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.